Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered as of August 7, 2003, by and among AUTOMATED MERCHANT SERVICE ACQUISITION CORP., a Florida corporation (“Acquisition”), AUTOMATED MERCHANT SERVICES, INC., a Florida corporation (the “Company”), MARTIN BLANK, individually (“Blank”), MICHAEL ROTHMAN AND ELLEN ROTHMAN, TRUSTEES OF THE MICHAEL ROTHMAN REVOCABLE TRUST DATED MAY 7, 2001 (the “Trust” and together with Blank the “Shareholders”), and MICHAEL ROTHMAN, individually (“Rothman”).

RECITALS:

A. The Company operates as a sales and marketing agent in the electronic payment processing business (as operated by the Company, the “Business”).

B. Shareholders are the owners of all of the issued and outstanding shares of the Company’s capital stock.

C. Rothman is a beneficiary of the Trust and therefore will benefit from the transactions contemplated by this Agreement.

D. The respective Boards of Directors of Acquisition and the Company have approved the merger of Acquisition with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”) and deem it advisable and in the best interests of their respective shareholders that the Merger be consummated.

NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1.	CERTAIN DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

A.	Acquisition has the meaning set forth in the preamble to this Agreement.

B.	Acquisition Common Certificates has the meaning set forth in Section 2.4(a) below.

C.	Acquisition Common Stock has the meaning set forth in Section 2.4(a) below.

D.	Acquisition Notes has the meaning set forth in Section 2.3(b) below.

E.	Acquisition Parties has the meaning set forth in Section 7.1 below.

F.	Acquisition Series A Certificates has the meaning set forth in Section 2.4(b) below.

G.	Acquisition Series A Stock has the meaning set forth in Section 2.4(b) below.

H.	Acquisition Series B Certificates has the meaning set forth in Section 2.4(c) below.

I.	Acquisition Series B Stock has the meaning set forth in Section 2.4(c) below.

J.	Articles of Merger has the meaning set forth in Section 2.2 below.

K.	Assets means all of the assets and properties used in connection with or related to the Business, whether known or unknown, tangible or intangible, real or personal, wherever situated, owned by the Company or in which the Company has any right, title or interest. The Assets include, without limitation, the following:

1.	All cash and cash equivalents;

2.	All furniture, fixtures and other fixed assets used in connection with or related to the Business, including, without limitation, such assets listed on the attached Schedule 1.1(b);

3.	The goodwill and all other intangible assets associated with the Business;

4.	All Intellectual Property, including, without limitation, the items set forth on the attached Schedule 1.1(d);

5.	All sales and business records, personnel records of the Company’s employees, credit records of the Company’s customers, customer lists, advertising and promotional materials and all other books and records of every kind and nature used in connection with or related to the Business;

6.	All equipment, machinery, office equipment and vehicles used in connection with or related to the Business, including, without limitation, the assets listed on the attached Schedule 1.1(f);

7.	All written personal property leases entered into by the Company which cover personal property used in connection with the Business, a complete list of which, together with a list of the assets subject to such leases, are set forth on the attached Schedule 1.1(g);

8.	All written contracts and agreements, entered into by the Company in connection with the Business, a complete list of which, is set forth on the attached Schedule 1.1(h) (the “Contracts”);

9.	All Permits held by the Company in connection with the Business, the Assets or the Leased Property, including, without limitation, those described on the attached Schedule 3.6;

10.	All inventories of or relating to the Business, regardless of nature or kind;

11.	All third party warranties and claims for warranties relating to the Business, the Assets or the Leased Personal Property, including, without limitation, those set forth on the attached Schedule 1.1(k);

12.	All written leases and subleases for all land, buildings and improvements leased by the Company and used in connection with the operation of or related to the Business, as described on the attached Schedule 3.8;

13.	All accounts receivable of the Company, including, without limitation, those described on the attached Schedule 3.9;

14.	All claims and rights concerning any litigation in which, in connection with or with respect to the Business, the Company is a claimant;

15.	All reserve accounts of the Company held at sponsoring banks; and

16.	All merchant reserve accounts or other funds attributable to merchants included in the Company’s merchant portfolio.

L.	Attendant Documents has the meaning set forth in Section 3.1 below.

M.	Business has the meaning set forth in the Recitals to this Agreement.

N.	Cash Payment has the meaning set forth in Section 2.3(a) below.

O.	Closing means the consummation of the Merger and the transactions contemplated by this Agreement.

P.	Closing Date means the date on which the Closing occurs.

Q.	Closing Date Balance Sheet has the meaning set forth in Section 3.17 below.

R.	Code means the Internal Revenue Code of 1986, as amended.

S.	Company has the meaning set forth in the preamble to this Agreement.

T.	Company Certificates has the meaning set forth in Section 2.5 below.

U.	Contracts has the meaning set forth in Section 1.11(h) above.

V.	Covenants has the meaning set forth in Section 6.1(a) below.

W.	Effective Time has the meaning set forth in Section 2.2 below.

X.	ERISA has the meaning set forth in Section 3.16 below.

Y.	Employee has the meaning set forth in Section 3.14 below.

Z.	Employee Benefit Plan has the meaning set forth in Section 3.16 below.

AA.	Environmental Law means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent order, judgment, decree, injunction, or agreement with any governmental or regulatory authority, relating to: (i) the protection of human health and safety; (ii) the protection, preservation, or restoration of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata); and (iii) the exposure to, or the emission, discharge, generation, use, manufacture, storage, treatment, processing, handling, labeling, production, transportation, distribution, release or threatened release into the environment, or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, the federal Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response Compensation and Liability Act, Occupational Health and Safety Act, each as amended, and the regulations promulgated under them, and their state and local counterparts.

BB.	FBCA has the meaning set forth in Section 2.1 below.

CC.	Hazardous Substances means any material listed, defined, designated or classified or which could be construed to be, by type and or quantity, as hazardous, toxic or injurious to public health under any applicable Environmental Laws.

DD.	Intellectual Property means all trade names, trademarks, trademark applications, copyrights, copyright applications, patents, patent applications, inventions, trade secrets, proprietary processes, and formulae, and all other proprietary technical information, whether patentable or unpatentable, directly or indirectly related to the Company’s products or services, or operation of the Business, or necessary to conduct the Business as presently conducted, and also including, without limitation, the names “Automated Merchant Services, Inc.,” “Preferred Card Services of Florida,” “First Link of Florida” and any and all derivations of such names, and all websites, URLs, phone numbers and fax numbers used by the Company.

EE.	Leased Property has the meaning set forth in Section 3.5 below.

FF.	Leased Real Property has the meaning set forth in Section 3.8 below.

GG.	Liens means title defects, judgments, objections, security interests, liens, charges, liabilities, mortgages, easements, restrictions, reservations, tenancies, agreements, options or other obligations or encumbrances of any nature whatsoever.

HH.	Merger has the meaning set forth in Recitals to this Agreement.

II.	Merger Consideration has the meaning set forth in Section 2.3 below.

JJ.	Net Worth means the book value of assets less the book value of liabilities.

KK.	Permits has the meaning set forth in Section 3.6 below.

LL.	Related Expenses has the meaning set forth in Section 7.1(d) below.

MM.	Security Agreements has the meaning set forth in Section 2.3(b) below.

NN.	Shareholders has the meaning set forth in the preamble of this Agreement.

OO.	Shareholder Parties has the meaning set forth in Section 7.2 below.

PP.	Surviving Corporation has the meaning set forth in Section 2.1 below.

QQ.	Surviving Corporation Common Stock has the meaning set forth in Section 2.4(a) below.

RR.	Surviving Corporation Series A Stock has the meaning set forth in Section 2.4(b) below.

SS.	Surviving Corporation Series B Stock has the meaning set forth in Section 2.4(c) below.

TT.	Tax means any federal, state, province, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

UU.	Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.	THE MERGER

A.	The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Acquisition will be merged with and into the Company, in accordance with the applicable provisions of the Florida Business Corporations Act, as amended (the “FBCA”), whereupon the separate existence of Acquisition will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”). The identity, existence, rights, privileges, powers, franchises, properties and assets of the Company shall continue unaffected and unimpaired by the Merger, and all of the rights, privileges, powers, franchises, properties, and assets of Acquisition shall be vested in the Surviving Corporation.

B.

Articles of Merger; Effective Time. Simultaneously with the Closing, the parties will effect the Merger by filing the required number of originals of a articles of merger, in a form that is compliant with the FBCA and is otherwise mutually acceptable to the parties (the “Articles of Merger”), with the Florida Department of State, in accordance with the FBCA. The Merger will become effective on the date the Articles of Merger are filed with the Florida Department of State, in accordance with the FBCA (the “Effective Time”).

C.	Merger Consideration. The consideration payable to the Shareholders upon consummation of the Merger shall consist of the following (collectively, the “Merger Consideration”):

1.	Upon execution of this Agreement, Acquisition shall pay to the Shareholders the aggregate sum of $1,500,000.00 (the “Cash Payment”) (with each Shareholder receiving 50% of that amount) by wire transfer of immediately available funds or by cashiers or certified check.

2.	At the Effective Time, the Surviving Corporation (as the successor by way of merger to Acquisition) shall issue to the Shareholders promissory notes in the original aggregate principal amount of $1,2000,000 (collectively, the “Acquisition Notes”). Each Shareholder’s Acquisition Note shall be in the original principal amount of $600,000. At the Effective Time, the Surviving Corporation shall secure its obligations to the Shareholders under the Acquisition Notes by granting to the Shareholders a security interest in all of its assets pursuant to security agreements in form and substance acceptable to the parties (collectively, the “Security Agreements”).

D.	Surrender of Shares; Rights Upon Merger. Concurrently or immediately following the Merger:

1.	Each holder of a share of the common stock of Acquisition (the “Acquisition Common Stock”) will surrender and deliver all certificates evidencing Acquisition Common Stock (the “Acquisition Common Certificates”) to the Surviving Corporation in exchange for certificates evidencing the same number of shares of the Surviving Corporation’s common stock (the “Surviving Corporation Common Stock”). From and after the Effective Time and until surrender, the Acquisition Common Certificates will cease to represent any rights other than the right to receive certificates representing an equal number of shares of Surviving Corporation Common Stock.

2.	Each holder of a share of the Series A Preferred Stock of Acquisition (the “Acquisition Series A Stock”) will surrender and deliver all certificates evidencing Acquisition Series A Stock (the “Acquisition Series A Certificates”) to the Surviving Corporation in exchange for certificates evidencing the same number of shares of the Surviving Corporation’s Series A Preferred Stock (the “Surviving Corporation Series A Stock”). From and after the Effective Time and until surrender, the Acquisition Series A Certificates will cease to represent any rights other than the right to receive certificates representing an equal number of shares of Surviving Corporation Series A Stock.

3.	Each holder of a share of the Series B Preferred Stock of Acquisition (the “Acquisition Series B Stock”) will surrender and deliver all certificates evidencing Acquisition Series B Stock (the “Acquisition Series B Certificates”) to the Surviving Corporation in exchange for certificates evidencing the same number of shares of the Surviving Corporation’s Series B Preferred Stock (the “Surviving Corporation Series B Stock”). From and after the Effective Time and until surrender, the Acquisition Series B Certificates will cease to represent any rights other than the right to receive certificates representing an equal number of shares of Surviving Corporation Series B Stock.

E.	Surrender of Company Shares; Rights Upon Merger. Concurrently or immediately following the Merger, each Shareholder will surrender and deliver all certificates evidencing the Company’s capital stock (the “Company Certificates”) to the Surviving Corporation in exchange for such Shareholder’s pro rata share of the Merger Consideration. From and after the Effective Time and until surrender, the Company Certificates will cease to represent any rights other than the right to receive the Merger Consideration.

F.	Articles of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated in the form attached as Exhibit 2.6, so as to be identical in all respects (save for the name of the corporation) to the Articles of Incorporation of Acquisition as in effect immediately prior to the Effective Time, and such amended and restated Articles of Incorporation will be the Articles of Incorporation of the Surviving Corporation until further amended in accordance with applicable law.

G.	Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time will be amended and restated in the form attached as Exhibit 2.7, so as to be identical in all respects (save for the name of the corporation) to the Bylaws of Acquisition as in effect immediately prior to the Effective Time, and such amended and restated Bylaws will be the Bylaws of the Surviving Corporation until further amended in accordance with applicable law.

H.	Directors and Officers. Immediately after the Effective Time, the directors and officers of the Surviving Corporation will be as set forth below, and such directors and officers will serve in such capacities until their respective successors are duly elected and qualified:

Directors

Barry Sloane

Gregory Zink

Jeffrey Rubin

David Beck

Martin Blank

Michael Rothman

Officers

Barry Sloane President and Treasurer

Martin Blank Secretary

3.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND ROTHMAN. Each of the Shareholders and Rothman, jointly and severally, hereby represent, warrant and covenant the following to Acquisition:

A.	Good Standing and Authority. The Company is a corporation organized, validly existing and in good standing under the laws of the State of Florida. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified. The Company, each Shareholder and Rothman each have the power and authority to enter into this Agreement, to enter into any and all documents contemplated in this Agreement (the “Attendant Documents”) to which it is a party and to consummate the transactions contemplated in this Agreement. This Agreement and all of the Attendant Documents to which Company, each Shareholder and Rothman is a party, and the consummation of the transactions contemplated in this Agreement and the Attendant Documents, have been duly authorized and approved by all necessary and proper action on the part of such party. This Agreement, and all of the Attendant Documents to which the Company, each Shareholder and Rothman is a party, when executed and delivered, will constitute legal, valid and binding obligations of such party, enforceable against such party, in accordance with their respective terms.

B.	Assets. The Assets, together with all Leased Property, constitute all of the assets which are used in connection with the operation of, or which are related to, the Business. All of the Assets and all of the Leased Personal Property are located at the Leased Real Property.

1.	The attached Schedule 1.1(b) contains a true and complete list of all furniture, fixtures and fixed assets used in connection with the operation of or related to the Business, other than the Leased Personal Property.

2.	The attached Schedule 1.1(f) contains a true and complete list of all equipment, machinery, office equipment and vehicles used in connection with the operation of or related to the Business, other than the Leased Personal Property.

3.	The attached Schedule 1.1(k) contains a true and complete list of all third party warranties and claims for warranties relating to the Business, the Assets or the Leased Personal Property.

C.	Intellectual Property. The attached Schedule 1.1(d) contains a true and complete list of all patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, logos, registered copyrights and applications for registered copyrights used in connection with the operation of or related to the Business and any and all corporate and assumed names under which the Company is currently conducting business. The Company has the complete and unrestricted right to use and own, have good and marketable title to and have the exclusive right to assign their entire right, title and interest in and to all of the Intellectual Property, and each item of the Intellectual Property is in full force and effect. The items comprising the Intellectual Property are the only proprietary property used or necessary in connection with the Business as presently conducted. There has been no infringement, misappropriation or misuse of any of the Intellectual Property or any other proprietary information related to the Business. There is no claim, and to the knowledge of the Company, Shareholders and Rothman, no facts or circumstances exist that would reasonably be expected to result in a claim, against the Company that the Intellectual Property infringes any patent, trademark, trade name, copyright or other proprietary or intellectual property right of any third party or that the Company is illegally using the trade secrets or property rights of any third party.

D.	Contracts. The attached Schedule 1.1(h) identifies all Contracts, true and complete copies of all of which have been delivered to Acquisition. Except as set forth on the attached Schedule 3.4, all of the Contracts were entered into in the ordinary course of business, and all of the Contracts continue to be in full force and effect. Except as set forth on the attached Schedule 3.4, the Company has complied in all respects with the provisions of each Contract to which it is a party and is not in default under any such Contract and, to the knowledge of the Company, Shareholders and Rothman, no party to any such Contract has failed to comply in any material respect with, or is in default under, the provisions of such Contract.

E.	Leased Assets. The attached Schedule 1.1(g), contains a true and complete list of the personal property used by or in connection with the Business which is leased (collectively, the “Leased Personal Property”, and together with the Leased Real Property, the “Leased Property”). The Company is the exclusive user of all of the Leased Personal Property listed on the attached Schedule 1.1(g).

F.

Permits and Licenses. The attached Schedule 3.6 lists all governmental franchises, permits, licenses or other authorizations held by the Company in connection with the Business, the Assets or the Leased Property (the “Permits”), true and complete copies of all of which have been delivered to Acquisition. Except as set forth on the attached Schedule 3.6, all of the Permits are in full force and effect and will not be affected in any way by, and will continue to be in full force and effect after, the consummation of the transactions contemplated in this Agreement and the Attendant Documents. The Company has obtained all permits, licenses, franchises and other authorizations necessary or desirable with respect to, and has complied with all laws applicable to, its operation of the Business, the ownership of the Assets or the lease of the Leased Property, and the Company has not engaged in any activity which would cause revocation or suspension of any such permits, licenses, franchises or authorizations. No action or proceeding looking to or contemplating the revocation or suspension of any such permits, licenses, franchises or authorizations is pending or, to the knowledge of the Company, Shareholders and Rothman, threatened.

G.	Owned Real Property. The Company has never owned any real property.

H.	Leased Real Property. The attached Schedule 3.8 lists and briefly describes all real properties leased or subleased to the Company for use in connection with the operation of the Business (the “Leased Real Property”). The Company has delivered to Acquisition true, correct and complete copies of the leases and subleases listed on the attached Schedule 3.8. Except as set forth on the attached Schedule 3.8, with respect to each such lease or sublease:

1.	the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

2.	the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing;

3.	neither the Company, nor any other party to the lease or sublease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

4.	there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

5.	the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered all or any portion of its interest in the leasehold or subleasehold;

6.	all facilities leased or subleased under the Real Property Lease have been operated and maintained in accordance with applicable laws, rules and regulations;

7.	all facilities leased or subleased under the Real Property Lease are in good operating condition, and would not, with ordinary wear and tear, require major repair or replacement during the remainder of the lease term; and

8.	all facilities leased or subleased under the lease or sublease are supplied with utilities and other services necessary for the operation of such facilities.

Except as set forth on the attached Schedule 3.8, no property insurer or similar body has made any recommendations with respect to any parcel of Leased Real Property, which have not been complied with.

I.	Notes and Accounts Receivable. The attached Schedule 3.9 contains a true and complete list of all notes and accounts receivable of the Company as of two business days preceding the date of this Agreement. Except as set forth on the attached Schedule 3.9, all notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible and will be collected in substantial accordance with their terms and at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Closing Date Balance Sheet.

J.	Liens. Except as set forth on the attached Schedule 3.10, the Company owns and has good, marketable and unencumbered title to, or an unencumbered interest in, each item comprising the Assets, free and clear of any and all Liens. Except for the Liens identified on the attached Schedule 3.10 (the “Permitted Liens”), all of the Liens identified on the attached Schedule 3.10 will be released at the Closing.

K.	Good Condition. Except as set forth in the attached Schedule 3.11, all facilities used in connection with the operation of the Business, all of the Assets and all of the Leased Personal Property are currently operating for their respective intended uses and need no major repairs.

L.	Litigation. Except as set forth on the attached Schedule 3.12, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, Shareholders and Rothman, threatened against the Company, the Business, the Assets or the Leased Personal Property, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality. Except as set forth on the attached Schedule 3.12, the Company is not in default with respect to, nor in violation of, any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality.

M.	Compliance with Applicable Laws, Regulations and Rules. Except as set forth on the attached Schedule 3.13, the Company has complied in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements applicable to it imposed by Visa, U.S.A., MasterCard International, American Express, Discover or any governmental authority.

N.

Employees. The attached Schedule 3.14 contains a complete and accurate list of the Company’s current employees (the “Employees”) and, with respect to each Employee, the date of hire, union or non-union status, his or her salary or hourly rate currently in effect, annual bonuses (last paid or payable), if any, any other fringe benefits or incentive paid or payable to him or her and the total value of such other fringe benefits and incentives. Except as set forth on the attached

Schedule 3.14, all such Employees are actively at work, and no such Employee is currently on leave of absence, layoff, military leave, suspension, sick leave, workers’ compensation, salary continuance or short or long term disability or otherwise not actively performing his or her work during all normally scheduled business hours. For each Employee not actively at work, the attached Schedule 3.14 indicates the date such Employee’s inactive status commenced, the reason for such inactive status and, if known, the expected date of return to active status. Except as set forth on the attached Schedule 3.14, there are no former employees (or dependents of employees or former employees) who are receiving, or who have the right to elect to receive, coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

O.

Employee Relations. Except as set forth on the attached Schedule 3.15, there are no written or oral collective bargaining or other employment agreements or understandings with or affecting any Employee. Hours worked by, and payments made to, all Employees have been in compliance with the Fair Labor Standards Act and other applicable federal, state or local laws. All payments determined to be due from the Company on account of any Employee’s work, health or welfare insurance, under any agreement, whether oral or written (including, without limitation, any self-insurance arrangement of the Company), have been paid as of the Closing Date. Except as set forth on the attached Schedule 3.15, there are no vacation moneys which have been earned by any Employee under any agreement, whether oral or written, that have not been paid or reserved against on the Closing Date Balance Sheet, nor are there any severance payments which could become payable by the Company under the terms of any oral or written agreement or commitment. The Company has no obligation to, or with respect to, any employee leased to it by any other person or entity for any employee benefits or withholding or other taxes, of any sort or nature whatsoever, all of which are provided or paid by the lessor of such employee. Except as set forth on the attached Schedule 3.15, (i) there is no unfair labor practice charge or complaint concerning the Business or any Employee pending before any governmental agency in any jurisdiction in which the Company conducts business; (ii) there is no labor strike or slowdown, work stoppage, lockout or other collective labor action actually pending or threatened against or affecting the Business, and the Company has not experienced any strike or slowdown, work stoppage, lockout or other collective labor action in connection with the Business by or with respect to any Employee; (iii) there is no representation claim or petition concerning the Company, the Business or any Employee pending before any governmental agency in any jurisdiction in which the Company conducts business, and no question concerning representation exists relating to the Employees; (iv) there are no charges with respect to or relating to the Company or the Business pending before the Equal Employment Opportunity Commission or any agency in any jurisdiction in which the Company conducts business responsible for the prevention of unlawful employment practices; (v) the Company has not received formal notice from any governmental agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company or the Business and no such investigation is currently in progress; (vi) to the knowledge of the

Company, Shareholders and Rothman, no key Employee or group of Employees has any plans to refuse employment with the Company after Closing; and (vii) to the knowledge of the Company, Shareholders and Rothman, there will not be any material adverse change in relations with employees or agents of the Company as a result of the consummation of the transactions contemplated by this Agreement.

P.

Employee Benefits. Except as disclosed on the attached Schedule 3.16, the Company does not maintain, nor is the Company party to, bound by or a contributor to, or required to contribute to, (a) any employee pension benefit plans whether or not qualified under Section 401(a) of the Code, (b) any employee welfare benefit plans, or (c) any other compensation, fringe or welfare plan or program, policy, understanding or arrangement providing plan benefits or welfare, with respect to its employees or employees of others (collectively, the “Employee Benefit Plans”). As used in this Section 4.16, the terms “employee pension benefit plan” and “employee welfare benefit plan” have the respective meanings assigned to such terms in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). No Employee Benefit Plan is (and the Company has no liability with respect to any plan that is) (i) subject to the minimum funding requirements of ERISA or the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a multiple-employer plan within the meaning of Section 413 of the Code, or (iv) an employee welfare benefit plan or plan providing welfare-type benefits to current or future retirees or current or future former employees (or their spouses or dependents) other than as required by COBRA or any other state continuation coverage law. Each Employee Benefit Plan that is an employee pension benefit plan now meets, and since its inception has met, in form and operation, the requirements of a tax-qualified plan under Section 401(a) of the Code, and the Internal Revenue Service has issued a favorable determination letter with respect to the tax-qualified status of such plan. Each Employee Benefit Plan has been maintained, administered and funded in compliance with all applicable laws and regulations, including, without limitation, the Code and ERISA. There are no actions, suits, or claims (other than routine undisputed claims for benefits) pending or, to the knowledge of the Company, Shareholders and Rothman, threatened against or with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all required government filings and disclosures have been timely made and are true, correct and complete in all respects, and no prohibited transaction or other act or omission has occurred which has resulted in, or could reasonably be expected to result in, the imposition of an excise tax or other penalty, including, without limitation, any penalties under ERISA or the Code. Except as disclosed in the attached Schedule 3.16, the Company is not now, nor has it been, a member of: (i) a controlled group of corporations as defined in Section 414(b) of the Code; (ii) a group of trades or businesses under common control as defined in Section 414(c) of the Code; (iii) an affiliated service group as defined in Section 414(m) of the Code; (iv) a group of businesses referred to in Section 414(o) of the Code; (v) a group of trades or businesses under common control as defined in Section 4001(b) of ERISA; or (vi) any other group under the law, rules or regulations of a foreign country similar to (i) through (v). Shareholders and Rothman have provided to Acquisition true and correct copies of all current and prior material documents pursuant to which the Employee Benefit Plans are maintained, administered and funded, as well as the most recent Internal Revenue Service determination letters.

Q.	Financial Information. Set forth on the attached Exhibit 3.17(a) are: (a) the unaudited balance sheet of the Company as of May 31, 2003 (the “May Balance Sheet”); and (b) the unaudited balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”). Each of the May Balance Sheet and the Closing Date Balance Sheet (i) is true, correct and complete in all material respects; (ii) has been prepared from the books and records of the Company, all of which are correct and complete and correctly reflect the affairs of the Business; and (iii) presents fairly the financial condition, results of operation and cash flows of the Company as of the dates and for the periods indicated. Each of the May Balance Sheet and the Closing Date Balance Sheet and the attached Exhibit 3.17(b) make full and adequate provision for all obligations, liabilities or commitments, whether fixed or contingent, and impairment of any assets, including without limitation a provision for doubtful accounts receivable of the Company.

R.	No Undisclosed Liabilities. Except as and to the extent set forth on the Closing Date Balance Sheet, the Company has no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated, or otherwise, whether or not known to the Company, Shareholders and Rothman, whether due or to become due and regardless of when asserted).

S.	Tax Matters. Except as set forth on the attached Schedule 3.19:

1.	the Company has filed all Tax Returns which it is required to file under applicable laws and regulations, and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations;

2.	the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party;

3.	the Company has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

4.	since December 31, 2002, the Company has not incurred any liability for Taxes other than in the ordinary course;

5.	no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company;

6.	the Company has not received from any foreign, federal, state or local taxing authority any (i) written notice indicating an intent to open an audit or other review or (ii) request for information related to Tax Matters;

7.	the Company has not made an election under Section 341(f) of the Code;

8.	the Company is not liable for the Taxes of another person (i) under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or indemnity or (iv) otherwise;

9.	the Company is not a party to any tax sharing agreement; and

10.	the Company has not made any payments, is not obligated to make any payments and is not a party to an agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

T.	Environmental Matters. Except as set forth on Schedule 3.20:

1.	There are, with respect to the Company or its predecessors, no past or present violations of any Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws, and the Company has not received any notice with respect to any of the foregoing, nor is any proceeding pending, or to the knowledge of the Company, Shareholders and Rothman, threatened, in connection with any of the foregoing.

2.	No Hazardous Substances were or are contained on or about any real property currently or previously owned or leased by the Company or its predecessors and no Hazardous Substances were released on or about any real property previously owned or leased by the Company or its predecessors during the period the property was owned or leased by the Company or its predecessors, except in amounts that do not violate Environmental Laws. To the extent the Company or its predecessors currently uses or previously used real property that the Company or its predecessors never owned or leased, no Hazardous Substances were or are contained on or about the portion of such property currently or previously used by the Company or its predecessors and no Hazardous Substances were released on or about any such portion of property previously used by the Company or its predecessors during the period the property was used by the Company or its predecessors, except in amounts that do not violate Environmental Laws.

3.	There are no underground storage tanks on or under any real property currently or previously owned, leased or used by the Company.

U.	Consents, Approvals and Authorizations. Except as may be required pursuant to the Contracts set forth on Schedule 1.11(h), no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lenders, lessors, creditors, shareholders or others, is required on the part of the Company, Shareholders or Rothman in connection with the valid execution and delivery of this Agreement and the Attendant Documents to which any the Company or any Shareholder is a party or the consummation of the transactions contemplated in this Agreement without breach or violation of any agreement, lease, indenture or other instrument, or any judgment, decree, order, award, law, rule or regulation applicable to or affecting the Company, the Business, the Assets or the Leased Personal Property.

V.	Insurance. Except as set forth on the attached Schedule 3.22, the Company has maintained and now maintains insurance with respect to the Assets, the Leased Personal Property and the Business, covering property damage by fire or other casualty, and against such liabilities, claims and risks, including, without limitation, product liability and workers compensation, and in such amounts as is customary or appropriate in the industry. The attached Schedule 3.22 contains a true and correct summary of all such insurance policies now maintained by the Company setting forth the names of the insured and the insurer, policy numbers, the types of coverage, premium payments or basis of payment, deductible amounts and limits of coverage. Concurrently with or prior to the execution of this Agreement, the Company has delivered to Acquisition true, correct and complete copies of all such insurance policies. Except as set forth in the attached Schedule 3.22, all such insurance policies are in full force and effect. Except as set forth on the attached Schedule 3.22, to the knowledge of the Company, Shareholders and Rothman, there is no state of facts and no event has occurred forming the basis for any present property, casualty or fidelity claim against the Company which is not fully covered by insurance. Except as set forth on the attached Schedule 3.22, to the knowledge of the Company, Shareholders and Rothman, no occurrence, circumstance, or event has happened or exists which could reasonably be expected to result in any such claim.

W.	Recent Conduct of Business. Except as set forth on the attached Schedule 3.23, since December 31, 2002:

1.	there has not been any material adverse change in the Business, the prospects, operations or condition (financial or otherwise) of the Business or in the Assets or the Leased Property;

2.	the Company, the Shareholders and Rothman have caused the Business to be conducted only in the ordinary course, with the exception that the Shareholders have made a dividend distribution of cash assets in excess of $5,918.29 prior to Closing; and

3.	the Company, the Shareholders and Rothman have not:

a)	issued or redeemed, or agreed to issue or redeem any shares of Stock, or granted any other options, rights or other entitlements in respect of shares of Stock;

b)	made any changes in the Company’s accounting principles;

c)	made or incurred any capital expenditures with respect to the Business in excess of $10,000 in any one transaction or series of similar transactions;

d)	except in accordance with consistent prior practice and in the ordinary course, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any Employee or agent of the Company, or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay to any Employee or agent of the Company;

e)	sold, transferred or otherwise disposed of any of the assets of the Business, other than inventories in the ordinary course of business;

f)	terminated or materially amended any Contract;

g)	subjected any of the Assets or any of the Leased Property to, or permitted any of the Assets or any of the Leased Property to become subject to, Lien, other than in the ordinary course; or

h)	entered into any new debt facility or increased the amount available for borrowing under any existing debt facility.

X.	Non-Violative Agreement. Except as may occur pursuant to the Contracts set forth on Schedule 1.11(h), neither the execution and delivery of this Agreement or the Attendant Documents to which the Company, any Shareholder or Rothman is a party nor the consummation of the transactions contemplated in this Agreement will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of the Company’s Articles of Incorporation, bylaws or any other agreement or instrument to which the Company or any Shareholder is a party, or by which the Company, any Shareholder or Rothman may be bound or to which such party may be subject, including, without limitation, any contract with any sales representative, trade association or agent bank.

Y.

Disclosure. No representation or warranty by the Company, any Shareholder or Rothman contained in this Agreement and no statement contained in any of the Attendant Documents to which the Company, any Shareholder or Rothman is a party or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading, or necessary in order to provide Acquisition with all pertinent information regarding the Business, the Assets and the Leased Personal Property.

Z.	Brokerage or Finder’s Fee. Except for Noblett & Associates, no broker, finder, agent or similar intermediary has acted for or on behalf of the Company, any Shareholder or Rothman in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company, any Shareholder or Rothman or any action taken by the Company, any Shareholder or Rothman.

AA.	Capitalization. The Company has one class of capital stock, common stock, no par value. The attached Schedule 3.27 sets forth the number of authorized and the number of issued and outstanding shares of the Company’s common stock. Schedule 3.27 also identifies all of the shareholders of the Company, and with respect to each such shareholder, identifies the number of issued and outstanding shares of each class of stock which stand in the name of such shareholder on the books and records of the Company. All issued shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued without violating any requirements of law. There are no preemptive or first refusal rights to purchase or otherwise acquire shares of the Company’s capital stock pursuant to its Articles of Incorporation or Bylaws, by agreement or otherwise. There are no outstanding agreements, commitments, rights, options, warrants or claims of any nature whatsoever for the issuance, sale, purchase or redemption of any shares of the Company’s capital stock or any securities convertible into or exchangeable for such shares.

BB.	Subsidiaries. The Company has no subsidiaries and no equity interest in, or any right to acquire any equity interest in, any other entity.

CC.	Sales Agents and Merchants. The Shareholders and Rothman hereby represent and warrant to Acquisition that they have not taken any action (or allowed any action to be taken) could have an adverse effect on the Company’s relationship with any merchant, sales agent or agent bank, including, without limitation, Bank Atlantic, and to their knowledge, nothing exists that could adversely affect the Company’s relationship with any merchant, sales agent or agent bank, including, without limitation, Bank Atlantic. Neither the Shareholders nor Rothman have any knowledge of any instances of fraud or misrepresentation on the part of any merchant, sales agent or agent bank.

DD.	Customers. Since January 1, 2000, the Company has referred to sponsor banks, and sponsor banks have entered into, approximately 3,042 merchant agreements.

EE.	CAPCO Representations. The Shareholders and Rothman acknowledge that Wilshire Partners is a “Certified Capital Company” and Acquisition is a “Qualified Business”, pursuant to the Florida Certified Capital Company Act and applicable Regulations promulgated by the Florida Department of Insurance (as the same may be amended, the “CAPCO Laws”), that by way of the Merger, Acquisition is intending to acquire a Qualified Business. Accordingly, each of the Shareholders and Rothman, jointly and severally, represent and warrant at the time of Closing as follows:

1.	The Company is unable to obtain conventional financing, which means that the business has failed in an attempt to obtain funding for a loan from a bank or other commercial lender or that the business cannot reasonably be expected to qualify for such financing under the standards of commercial lending;.

2.	The business plan for the Company projects that the Company is reasonably expected to achieve in excess of $25 million in sales revenue within 5 years after the initial investment, or the Company is located in a designated Front Porch community, enterprise zone, urban high crime area, rural job tax credit county, or nationally recognized historic district;.

3.	The Company will maintain its headquarters in Florida for the next 10 years and any new manufacturing facility financed by a qualified investment will remain in Florida for the next 10 years, or the business is located in a designated Front Porch community, enterprise zone, urban high crime area, rural job tax credit county, or nationally recognized historic district; and.

4.	The Company has fewer than 200 employees and at least 75 percent of its employees are employed in Florida.

4.	REPRESENTATIONS AND WARRANTIES OF ACQUISITION. Acquisition hereby represents, warrants and covenants the following to the Company and the Shareholders:

A.	Good Standing and Authority. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Acquisition has the corporate power and authority to enter into this Agreement, to enter into the Attendant Documents to which it is a party and to consummate the transactions contemplated in this Agreement. This Agreement and all of the Attendant Documents to which Acquisition is a party, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary and proper corporate action on Acquisition’s part. This Agreement, and all of the Attendant Documents to which Acquisition is a party, when executed and delivered, will constitute legal, valid and binding obligations of Acquisition enforceable against Acquisition in accordance with their respective terms.

B.	Non-Violative Agreement. Neither the execution and delivery of this Agreement and the Attendant Documents to which Acquisition is a party nor the consummation of the transactions contemplated in this Agreement will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Acquisition’s Articles of Incorporation, Bylaws or any other agreement or instrument to which Acquisition is a party, or by which Acquisition may be bound or to which it may be subject.

C.	Brokerage or Finder’s Fee. Except as set forth in Section 3.26, no broker, finder, agent or similar intermediary has acted for or on behalf of Acquisition in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Acquisition or any action taken by Acquisition.

D.	Equity. As consideration for, and on issuance of, the issued and outstanding shares of the Acquisition Series A Stock and the Acquisition Series B Stock, the holders of such shares contributed not less than One Million Five Hundred Thousand Dollars ($1,500,000.00) to Acquisition’s capital, as equity. In addition, the holders of the above referenced shares agree not to take any equity distributions which would reduce the amount of contributed capital below the combined amounts of debt due on the Acquisition Notes.

5.	ADDITIONAL AGREEMENTS.

A.	Survival. The representations, warranties and covenants set forth in this Agreement shall survive for a period of one year after the Closing Date; provided, however, that Sections 3.1, 3.27, 4.1, 5.5, and 7.5(a)(iv) and (v) shall survive indefinitely.

B.	Settlement of Commissions and Expenses. Not later than 60 days after the Closing Date, the parties shall determine the amounts of Net Pre-Closing Commissions, Unpaid Pre-Closing Expenses, Cash Surplus (if any) and Cash Deficit (if any) (each as defined below).

1.	If the amount of Net Pre-Closing Commissions plus Cash Surplus (if any) exceeds the aggregate amount of Unpaid Pre-Closing Expenses plus Cash Deficit (if any), the Surviving Corporation shall deliver the amount of such difference in cash to Blank and Rothman within three business days of the determination of such amounts.

2.	If the aggregate amount of Unpaid Pre-Closing Expenses plus Cash Deficit (if any) exceeds the amount of Net Pre-Closing Commissions plus Cash Surplus (if any), Shareholders and Rothman shall deliver the amount of such difference in cash to the Surviving Corporation within three business days of the determination of such amounts.

3.	“Net Pre-Closing Commissions” means net commissions earned by the Company through the Closing Date that were not paid as of the Closing Date.

4.	“Unpaid Pre-Closing Expenses” means the amount of businesses expenses (including commissions and other compensation payable to sales agents) of the Company not reflected on the Closing Date Balance Sheet that accrue but are unpaid as of the Closing Date. To the extent that Unpaid Pre-Closing Expenses are for periodic expenses not wholly allocable to the period before or after the Closing Date (such as, but not limited to, rent, phone bills and utility bills), those expenses shall be pro-rated based on the number of days elapsed in the billing period before the Closing Date and the total number of days in the billing period.

5.	“Cash Deficit” means the amount, if any, by which the cash held by the Company on the Closing Date is less than $6,000.00.

6.	“Cash Surplus” means the amount, if any, by which the cash held by the Company on the Closing Date is greater than $6,000.00.

C.	[Intentionally Left Blank]

D.	2002 Audit. The Shareholders and Rothman acknowledge that the Company’s financial statements for calendar year 2002 are being audited by the Company’s independent accountants. The Shareholders and Rothman hereby agree to cooperate with the Surviving Corporation in respect of such audit and to provide the Surviving Corporation and its employees, independent accountants, attorneys and other advisors (collectively, the “Surviving Corporation’s Representatives”) with such information as is necessary, proper, convenient or desirable to complete such audit. In furtherance of this obligation, the Shareholders and Rothman agree that, at the Surviving Corporation’s request, they will (a) make the Company’s independent accountants, attorneys, books, records and other financial information available to the Surviving Corporation and the Surviving Corporation’s Representatives to the extent necessary, proper, convenient or desirable to complete such audit and (b) execute and/or obtain all documents, approvals and consents required in connection with such audit. The Shareholders and Rothman shall be solely responsible for all actual out-of-pocket expenses incurred by them in connection with the performance of their obligations under this Section 5.4 or by the Surviving Corporation in connection with the completion of such audit. The Shareholders and Rothman acknowledge that the audit must be completed within seventy-five days after the Closing Date, and they shall take any and all actions necessary to completely perform their duties and obligations as quickly as is possible, and in a timely manner so as to facilitate the completion of the audit within such time frame.

E.

Sales Agents and Merchants. The Shareholders and Rothman hereby covenant and agree with Acquisition and the Surviving Corporation that they will not, during the relevant Covenant Period (as defined in each Covenant referred to in

Section 6.1(a) below) take any action (or allow any action to be taken) that could have an adverse effect on the Company’s relationship with any merchant, sales agent or agent bank, including, without limitation, Bank Atlantic.

6.	CLOSING

A.	Documents to Be Delivered at Closing by Shareholders. At the Closing, the Company, the Shareholders and Rothman shall properly execute (if necessary) and deliver to Acquisition, or cause to be executed and delivered to Acquisition, the following:

1.	A covenant not to compete and confidentiality agreement (collectively, the “Covenants”) executed by each of Blank and Rothman in favor of the Company and Acquisition on terms acceptable to the parties.

2.	An employment agreement (“Employment Agreement”) executed by the Company and Blank on terms acceptable to the parties.

3.	A consulting agreement (“Consulting Agreement”) executed by the Company and Rothman on terms acceptable to the parties.

4.	The Security Agreements.

5.	A copy of the Company’s Articles of Incorporation, certified by the Florida Department of State, and a Certificate of Good Standing (or analogous document) for the Company issued by the Florida Department of State and each and every other state in which the Company is authorized to do business. All such documents shall be dated not earlier then ten days prior to the Closing Date.

6.	A certificate, executed by an officer of the Company, attached to which shall be a copy of the Company’s bylaws and a copy of the minutes or resolutions of the Company’s Board of Directors and its shareholders approving the transactions contemplated in this Agreement, and the officer executing such certificate on behalf of the Company shall certify that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

7.	The Articles of Merger.

8.	The Company Certificates, and assignments in respect of the Company’s capital stock evidenced thereby, all of which shall be mutually acceptable to the Shareholders and Acquisition.

9.	The Company’s original minute book.

10.	A mutual release (the “Mutual Release”) to be executed by each of the Shareholders, Rothman, the Company and the Surviving Corporation, in form and content satisfactory to the parties, executed by each of the parties pursuant to which they will release each other from certain claims.

11.	Resignations of each of the officers and directors of the Company.

12.	An opinion of Moffa & Gainor, P.A., counsel to the Company, the Shareholders and Rothman.

13.	Such other documents and instruments as are contemplated in this Agreement or as Acquisition or its counsel may reasonably request to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

B.	Documents to be Delivered at Closing by Acquisition. At the Closing, Acquisition (or the Surviving Corporation, as the case may be) shall properly execute (if necessary) and deliver to the Shareholders and Rothman, or cause to be executed and delivered to the Shareholders and Rothman, as the case may be, the following:

1.	The Cash Payment.

2.	The Covenants.

3.	The Employment Agreement.

4.	The Consulting Agreement.

5.	The Acquisition Notes.

6.	The Security Agreements.

7.	The Mutual Release.

8.	The Articles of Merger.

9.	A copy of Acquisition’s Articles of Incorporation, certified by the Florida Department of State and a Certificate of Good Standing for Acquisition issued by the Florida Department of State. All such documents shall be dated not earlier then ten days prior to the Closing Date.

10.	A certificate, executed by an officer of Acquisition, attached to which shall be a copy of Acquisition’s Bylaws and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement, and the officer executing such certificate on Acquisition’s behalf shall certify that, as of the Closing Date, such Bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

11.	Such other documents and instruments as are contemplated in this Agreement or as the Company, the Shareholders, Rothman or their counsel may reasonably request to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

7.	INDEMNIFICATION

A.	Indemnification of Acquisition Parties. Shareholders and Rothman, jointly and severally, shall defend, indemnify and hold harmless Acquisition, the Company and the Surviving Corporation and their respective officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the “Acquisition Parties”) from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (collectively, “Damages”) incurred by any of the Acquisition Parties arising out of or related to:

1.	any material inaccuracy or misrepresentation in, or breach of any representation or warranty of the Company, the Shareholders or Rothman contained in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by the Company, the Shareholders or Rothman to Acquisition pursuant to this Agreement or any of the Attendant Documents;

2.	any breach or failure of the Company, the Shareholders or Rothman to perform any covenant or agreement required to be performed by the Company, the Shareholders or Rothman pursuant to this Agreement or any of the Attendant Documents;

3.	any claim, demand, suit, action or legal, administrative or other proceeding by any person (other than a Shareholder Party or Acquisition Party) or any federal, state or local department, agency or other governmental body (a “Third Party Claim”) against any of the Acquisition Parties resulting from, arising out of or in any way related to the operation of the Business by the Company prior to the Closing. Notwithstanding anything to the contrary in this Agreement, Shareholders and Rothman shall not be obligated to indemnify any Acquisition Party for any such Third Party Claim asserted by an Acquisition Party against Shareholders or Rothman after the first anniversary of the Closing Date; and

4.	any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ and consultants’ fees (collectively, “Related Expenses”), incident to any of the foregoing;

provided, however, that within 30 days after learning of the assertion of any Third Party Claim against which an Acquisition Party claims indemnification under this Section 7.1, such Acquisition Party shall notify the Shareholders and Rothman and afford them the opportunity to join in the defense or settlement thereof at their own expense with counsel of their choosing, and such Acquisition Party shall cooperate fully to make available to the Shareholders and Rothman all pertinent information under its control or in its possession. The Surviving Corporation shall have the right (but not the obligation) to afford the Shareholders and Rothman the opportunity to assume the defense or settlement of such Third Party Claims at their own expense with counsel of their choosing, provided that Shareholders and Rothman shall not settle any such claim without the prior written consent of such Acquisition Party. The Shareholders and Rothman shall not have (and hereby waive) any right of contribution as against the Company, Acquisition or the Surviving Corporation in connection with their obligations under this Section 7.

B.	Indemnification of Shareholder Parties. The Surviving Corporation shall defend, indemnify and hold harmless Shareholders and their respective estates, heirs, personal representatives, successors and assigns (collectively, the “Shareholder Parties”) from and against any and all Damages incurred by any of the Shareholder Parties arising out of or related to:

1.	any inaccuracy or misrepresentation in, or breach of any representation or warranty of Acquisition contained in, this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Acquisition to Shareholders or Rothman pursuant to this Agreement or any of the Attendant Documents;

2.	any breach or failure of Acquisition to perform any covenant or agreement required to be performed by Acquisition pursuant to this Agreement or any of the Attendant Documents;

3.	any Third Party Claim against any of the Shareholder Parties resulting from, arising out of or in any way related to the operation of the Business by the Surviving Corporation after the Closing; and

4.	any and all Related Expenses incident to any of the foregoing.

provided, however, that within 30 days after learning of the assertion of any Third Party Claim against which a Shareholder Party claims indemnification under this Section 7.2, such Shareholder Party shall notify the Surviving Corporation and afford it the opportunity to join in the defense or settlement thereof at the Surviving Corporation’s own expense with counsel of its choosing, and such Shareholder Party shall cooperate fully to make available to the Surviving Corporation all pertinent information under its control or in its possession. Shareholders and Rothman shall have the right (but not the obligation) to afford the Surviving Corporation the opportunity to assume the defense or settlement of such Third Party Claims at its own expense with counsel of its choosing, provided that the Surviving Corporation shall not settle any such claim without the prior written consent of such Shareholder Party.

C.	Minimization of Indemnities. Each party shall use reasonable efforts to minimize the indemnification obligations of the other parties under this Section 7 by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and using reasonable efforts to seek to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability. In any case where an indemnified party recovers from third parties any amount in respect of a matter to which an indemnifying party has indemnified it pursuant to this Section 7, the indemnified party shall promptly pay over to the indemnifying party the amount so recovered. In calculating the amount of a loss under this Section 7, the loss shall be net of and reduced by the amount the indemnified party recovers from third parties, including any guarantee payments or insurance proceeds realized by the indemnified party.

D.	Remedies Not Exclusive. Each party shall be entitled to exercise and resort to all rights and remedies for misrepresentation or breach as are afforded to it at law or in equity, including, without limitation, rescission, specific performance, action for damages, adjustment to the purchase price or such other remedies and relief as may be afforded to it under this Agreement or by a court of competent jurisdiction. Neither the existence or exercise of any specific remedies is intended to be exclusive of or impair or otherwise adversely affect in any manner whatsoever any rights, remedies or relief otherwise available to any party, and each and every right and remedy will be cumulative and in addition to every other right and remedy provided in this Agreement or by law.

E.	Right of Offset.

1.	The Shareholders and Rothman shall be responsible for the items described in clauses (i) through (iv), inclusive, of the following sentence. Any amounts due from Shareholders or Rothman to the Surviving Corporation under this Agreement including, but not limited to, the following:

a)	Any diminution in revenues of the Surviving Corporation as a result of chargebacks, credits, uncollectible income, liabilities and expenses relating to transactions processed by the Company prior to the Closing;

b)	A claim by a third party, such as a sales agent or an agent bank regarding a miscalculation by the Company of a sales agent’s or agent bank’s sales commission;

c)	A claim by a merchant that the company miscalculated its processing fee;

d)	Any losses that the Surviving Corporation incurs as a result of a merchant’s, a sales agent’s or an agent bank’s fraud or misrepresentation attributable to any transaction processed by the Company, or arising out of any event occurring, prior to Closing; and

e)	Any amounts incurred by Surviving Corporation, including but not limited to actual reasonable attorney’s fees, arising out of or related to Company’s agreement with Supercharge Inc. or Gary Ben-Yahouda at the option of the Surviving Corporation, may be set off against any amounts due from the Surviving Corporation or the Company to Shareholders or Rothman under this Agreement or otherwise.

2.	If:

a)	a Third Party Claim arises pursuant to which the Surviving Corporation reasonably believes it will be entitled to exercise its set off rights under this Section 7.5 but the Surviving Corporation has not been required to pay such Third Party Claim, and

b)	Shareholders or Rothman dispute the Surviving Corporation’s right to exercise its set off rights under this Section 7.5 (whether or not with respect to a Third Party Claim),

then the Surviving Corporation shall deliver into escrow all amounts which the Surviving Corporation would have paid to Shareholders or Rothman but for the Surviving Corporation’s assertion of its set off rights. The escrow will be closed and the escrowed funds will be delivered to the appropriate party upon the resolution of the Third Party Claim (in the case of clause (i) above) or the dispute between the Surviving Corporation and Shareholders and Rothman (in the case of clause (ii) above). The terms of any such escrow and the escrow agent shall be mutually acceptable to the parties.

8.	MISCELLANEOUS

A.	Expenses. Except as set forth in the next sentence, the parties shall each bear the expenses incurred by them in connection with the preparation and negotiation of this Agreement and the Attendant Documents and the consummation of the transactions contemplated in this Agreement. Surviving Corporation agrees to pay the brokerage fee payable by Shareholders and Rothman to Noblett & Associates.

B.	Dispute Resolution.

1.

Any and all disputes, controversies or claims arising out of or related in any way to this Agreement or any of the Attendant Documents shall be resolved by way of arbitration, as provided in this Section 8.2; provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if, in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the parties will continue to participate in good faith in the procedures set forth in this Section 8.2. If the good faith attempts to resolve the dispute are unsuccessful, the parties shall submit such dispute to arbitration. All such arbitration proceedings shall be held in the Ft. Lauderdale, Florida metropolitan area and shall be conducted under the rules of the American Arbitration Association (the “Rules”). Three (3) arbitrators (the “Arbitrators”), mutually agreeable to the parties involved in the arbitration (the “Arbitration Parties”), shall preside over such proceedings and shall make all decisions with respect to the resolution of the dispute, controversy or claim between such Arbitration Parties. In the event the Arbitration Parties are unable to agree on the Arbitrators within 15 days after filing of the arbitration in accordance with the Rules, they shall select three neutral arbitrators in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrators” for the purposes of this Section 8.2. The decision of the Arbitrators (which shall be determined by a majority vote of the Arbitrators) shall be final and binding on the Arbitration Parties. In any such arbitration proceeding, the Arbitration Parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure. The parties acknowledge that it is their intent to expedite the resolution of the dispute, controversy or claim in question, and that the Arbitrators shall schedule the timing of the hearing consistent with that intent. During the course of the proceedings, all fees to be paid to the Arbitrators, and all expenses incurred by the Arbitrators in connection with the arbitration, shall be borne equally by the Arbitration Parties. However, the Arbitrators shall award all costs and fees to the Arbitration Party prevailing in the arbitration as part of any award.

2.	A judgment may be entered in a court of competent jurisdiction to enforce the Arbitrators’ award.

3.	The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the courts of the State of Florida or courts of the United States of America sitting within the State of Florida. Each party irrevocably accepts for itself and in respect of his, her or its property, generally and unconditionally, the jurisdiction of such courts. Each party irrevocably waives any right he, she or it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with the provisions of this Section 8.2(c).

C.	Notices. Any and all notices, requests, demands and other communications permitted under or required pursuant to this Agreement shall be in writing and shall be deemed given if personally delivered or if mailed, postage prepaid, certified or registered mail, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as they may indicate by written notice given as provided in this Section 8.3:

If to any or all of the Shareholders or Rothman:	With a required copy to:

Michael Rothman 829 Appleby Street Boca Raton, FL 33487 Martin Blank 12709 N.W. 19th Manor Coral Springs, FL 33071	Joseph C. Moffa 1 Financial Plaza, Suite 2202 100 S.E. Third Avenue Fort Lauderdale, FL 33394 Fax No: 954-761-1004

If to the Company or to the Surviving Corporation:	With a required copy to:

Wilshire Partners, LLC 54 River Drive Ocean Ridge, FL 33435 Attention: Greg Zink, Principal	Newtek Business Services, Inc. 100 Quentin Roosevelt Blvd Suite 408 Garden City, NY 11530 Attention: Brian Wasserman

D.	Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

E.	Construction. This Agreement has been executed in, and shall be construed and enforced in accordance with the laws of, the State of Florida without regard to the conflicts of law principles thereof.

F.	No Assignment; Benefit. No party may assign its rights and obligations under this Agreement without the prior written consent of the other parties. This Agreement shall be binding on and inure to the benefit of the parties and their respective estates, heirs, personal representatives, successors and permitted assigns.

G.	Entire Agreement. This Agreement, including the Exhibits and the Schedules attached to it, is and shall be deemed to be the complete and final expression of the agreement between the parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the parties pertaining to such matters.

H.	Tax Matters. The Surviving Corporation shall be responsible for the preparation and filing of all Tax Returns for the Business for all periods as to which Tax Returns are due after the Closing Date. Such Tax Returns shall be prepared in substantial accordance with the Company’s past custom and practice, and allocations of items of income and gain and loss and deduction shall be made using the closing of the books method. The Surviving Corporation will make all payments required with respect to any such Tax Returns; provided, however, that Shareholders shall reimburse the Surviving Corporation concurrently with the filing of such Tax Returns to the extent any payment the Surviving Corporation makes relates to the operation of the Business by the Company for any period ending on or before the Closing Date. The parties hereby stipulate that they will make an election, under Internal Revenue Code Section 1368, to apportion the income into two separate tax years based on the actual operations for each separate period. In addition, Shareholders will be responsible for the preparation of the Corporation Income Tax Return for the period which they had ownership. The Surviving Corporation also agrees to maintain all books and records of the company for a minimum period of five years after the effective date of this transaction. In addition, the Surviving Corporation will allow Shareholders reasonable access to such books and records for any purposes that may arise, including filing a final S Corporation Income Tax return, or any tax audit that may arise.

I.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

J.	Waiver. The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

K.	Amendment. This Agreement may only be amended by written agreement executed by all of the parties.

L.	Brokerage or Finder’s Fee. Except as set forth in Section 8.1, any and all brokerage fees due and payable to any broker, finder, agent or similar intermediary in connection with this Agreement or the transactions contemplated hereby shall be borne by the party responsible for retaining, or claimed to be responsible for retaining, such broker, finder, agent or similar intermediary. Except as set forth in Section 9.1, Shareholders and Rothman shall reimburse the Company for any fees the Company incurs in accordance with this Section 9.12.

M.

Further Assurances. From time to time after the Closing Date, at the Surviving Corporation’s request and without further consideration, the Shareholders shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as the Surviving Corporation may reasonably request more effectively to consummate the transactions contemplated by this Agreement. On the Surviving Corporation’s request, the Shareholders shall cooperate with the Surviving Corporation on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the Surviving Corporation and which are based on contracts, leases, arrangements or acts of the Company which were in effect or occurred on or prior to the Closing Date.

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of August 7, 2003.

ACQUISITION AUTOMATED MERCHANT SERVICE ACQUISITION CORP., a Florida corporation

By:	/s/ Barry Sloane

Barry Sloane, President

THE COMPANY AUTOMATED MERCHANT SERVICES, INC., a Florida corporation

By:	/s/ Martin Blank

Martin Blank, President

SHAREHOLDERS

/s/ Martin Blank

MARTIN BLANK

/s/ Michael Rothman

MICHAEL ROTHMAN, Trustee of the Michael Rothman Revocable Trust dated May 7, 2001

/s/ Ellen Rothman

ELLEN ROTHMAN, Trustee of the Michael Rothman Revocable Trust dated May 7, 2001

/s/ Michael Rothman

MICHAEL ROTHMAN, individually